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Exhibit 99.1

CIBER, Inc.
5251 DTC Parkway, Suite 1400
Greenwood Village, CO 80111
www.ciber.com

For Immediate Release	Contacts:	Doug Eisenbrandt Investor Relations 303-220-0100 deisenbrandt@ciber.com	Jenn Wing Media Relations 303-220-0100 jwing@ciber.com

CIBER REPORTS FIRST QUARTER 2004 RESULTS
Revenue and Income Improved Year-to-Year and Sequentially

        GREENWOOD VILLAGE, Colo.—April 26, 2004—CIBER, Inc. (NYSE: CBR) reported its results for the quarter ended March 31, 2004.

        Revenue for the first quarter totaled $180.1 million. This represents an increase of six percent from $169.6 million reported for the March 31, 2003 quarter and an increase of eight percent from $167.4 million reported for the quarter ended December 31, 2003. Included in these March 2004 results are one month from the SCB Computer Technology, Inc. (SCB) acquisition and approximately nine weeks from the FullTilt Services Division acquisition. Collectively, these two acquisitions contributed revenue of approximately $12 million to the March 2004 quarter.

        Net income for the March 2004 quarter was $6.0 million. This represent an increase of 30 percent over the March 2003 quarter's net income of $4.6 million, and an increase of 43 percent over the $4.2 million net income of 2003's fourth quarter.

        GAAP earnings per share for the March 2004 quarter totaled $.10. This compares 43 percent favorably to $.07 for the March 2003 and $.07 for the December 2003 quarters.

        "The current quarter was meaningful in several ways, and it attests to our ability to continue to improve results through operating leverage as revenues climb, which was the case in the late 1990's and has generally been the case since 2001," said Mac Slingerlend, CIBER's President and Chief Executive Officer. "We also added significantly to our public sector business in March 2004 and positioned CIBER to have its highest revenue quarter ever this June."

        Highlights for the quarter:

  •
  Acquired FullTilt's Services Division, improving our scale in Philadelphia and Pittsburgh, effective January 26, 2004.

  •
  Acquired publicly held SCB effective March 1, 2004. With revenues of approximately $125 million, roughly Federal (50 percent), State and Local (35 percent) and Commercial (15 percent), this long-standing employee base has fit quickly into our business model.

  •
  Announced a multi-year, multi-million dollar new contract with the World Bank to provide infrastructure services for its network and desktops, worldwide.

  •
  Won multiple million dollar projects with Den Norske Bank (Norway) and a new $2.5 million public sector contract in Denmark.

  •
  Won several offshore pilot transactions, adding four new customers to the activity in our offshore joint venture.

  •
  PeopleSoft, Inc. issued a press release announcing a new higher education CRM module co-developed with CIBER.

  •
  IBM named our Technology Solutions Practice one of few Business Partner Leadership Awards for 2003.

        "Like usual January starts, 2004 began slowly. Utilization picked up throughout the quarter and remained high at quarter's end. Billable headcount, excluding acquisition activity, was essentially flat for the quarter, however, it did pick up following traditional bottoming in January after year-end purchase orders expired. Our European headcount was up and operations were on plan for the first quarter, led by improving results in the UK and Scandinavia and continued strength in the Netherlands.

        "And, finally, we are experiencing a very robust pipeline in the U.S., including more opportunities in the private sector. Our long-term bookings of new orders to backlog realized was almost 1.5:1 for the March 2004 quarter. We may be seeing the beginning of more robust times in the domestic IT services sector in the second half of 2004 and 2005. This coming quarter (June) could be our best revenue ever and best earnings since 2000," Slingerlend concluded.

        The June 2004 quarter will be affected by the Easter holiday period, but is generally a high utilization quarter. As presently forecasted, and assuming business conditions do not change significantly, revenue for the quarter ending June 30, 2004 will be approximately $200-208 million and GAAP earnings per share would be anticipated in the $.12-.13 range.

About CIBER, Inc.

        CIBER, Inc. (NYSE: CBR) is a leading international system integration consultancy with superior value-priced services for both private and government sector clients. CIBER's services are offered on a project or strategic staffing basis, in both custom and enterprise resource planning (ERP) package environments, and across all technology platforms, operating systems and infrastructures. Founded in 1974, the company's consultants now serve client businesses from over 60 CIBER and 10 CIBER Europe offices. With offices in 10 countries, annualized revenue of approximately $800 million and more than 7,000 employees, CIBER's IT specialists continuously build and upgrade our clients' systems to "competitive advantage status." CIBER is included in the Russell 2000 Index and the S&P Small Cap 600 Index. CIBER, ALWAYS ABLE.

Forward-Looking and Cautionary Statements

        Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company's filings with the Securities and Exchange Commission. CIBER and the CIBER logo are trademarks or registered trademarks of CIBER, Inc.

CIBER, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,
	2003	2004
	In thousands, except per share data
Consulting services	$164,864	$173,289
Other revenue	4,691	6,766

Total revenue	169,555	180,055

Cost of consulting services	118,331	125,615
Cost of other revenue	3,633	5,017
Selling, general and administrative expenses	39,223	39,099
Amortization of intangible assets	529	609

Operating income	7,839	9,715
Other income (expense), net	(393)	64

Income before income taxes	7,446	9,779
Income tax expense	2,878	3,814

Net income	$4,568	$5,965

Earnings per share—diluted	$0.07	$0.10

Weighted average shares—diluted	64,740	60,621

        For the three months ended March 31, 2004 and 2003, respectively, earnings per share—basic were $0.10 and $0.07 and weighted average shares—basic were 59,242 and 64,200.

CIBER, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited)

	December 31, 2003	March 31, 2004
	In thousands
Assets
Current assets:
Cash and cash equivalents	$132,537	$38,525
Accounts receivable, net	140,037	163,044
Prepaid expenses and other current assets	10,521	11,288
Income taxes refundable	4,616	3,456
Deferred income taxes	4,931	6,329

Total current assets	292,642	222,642

Property and equipment, net	15,377	21,377
Intangible assets, net	258,223	339,453
Other assets	7,081	6,656

Total assets	$573,323	$590,128

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$17,236	$15,841
Accrued compensation and related liabilities	37,954	34,801
Other accrued expenses and liabilities	24,399	30,408
Income taxes payable	501	852

Total current liabilities	80,090	81,902
Long-term debentures	175,000	175,000
Other long-term liabilities	13,601	8,471

Total liabilities	268,691	265,373

Shareholders' equity	304,632	324,755

Total liabilities and shareholders' equity	$573,323	$590,128

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CIBER REPORTS FIRST QUARTER 2004 RESULTS Revenue and Income Improved Year-to-Year and Sequentially